Exhibit 99.5

American Rebel Presents New Apparel Lineup at Nation’s Best Sports Fall Specialty Market

AURORA, CO, Nov. 04, 2022 (GLOBE NEWSWIRE) — American Rebel, Inc., a wholly-owned subsidiary of American Rebel Holdings, Inc. – America’s Patriotic Brand (NASDAQ: AREB), is presenting its new apparel lineup at Nation’s Best Sports (NBS) Fall Specialty Market November 3 – 5 at Gaylord Rockies Resort & Convention Center in Aurora, Colorado.

The Fall Specialty Market presents to the NBS members the latest in team and retail athletics, fishing apparel, hunting apparel and footwear, and lifestyle apparel. Global annual revenue from outdoor clothing alone is estimated to be worth $11.8 billion according to Market Reports World.

“Our concealed carry apparel falls under the lifestyle apparel category in the NBS Fall Specialty Market,” says American Rebel CEO Andy Ross. “We have improved our proprietary protection pocket with a silent closure that works smoother than our previous model. We have also made some adjustments to the size of the pocket to improve the handgun’s stability inside the pocket for safe and secure concealment.”

American Rebel apparel supports the company’s flagship safes, similar to Harley-Davidson supporting their motorcycles with their apparel and accessories. “We want to keep you concealed and safe whether you are inside your home or on the street,” says Andy Ross. “We believe our apparel is an onramp to our customers adopting our Patriotic Brand. We want Susie to ask Mom ‘what does Dad want for Christmas’ and Mom to say ‘anything with American Rebel on it.’”

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB), through its wholly-owned operating subsidiaries, operates primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories and recently announced its intention to enter the E-Bike market. To learn more, visit www.americanrebel.com . For investor information, visit www.americanrebel.com/investor-relations .

About Nation’s Best Sports

Nation’s Best Sports (NBS) is a nationwide sporting goods buying group that was established in 1956 as the first sporting goods buying group, the Southwest Buying Syndicate. The NBS mission is to provide independently owned retailers the ability to effectively compete in an ever-changing environment through aggressive purchasing, marketing and service opportunities. Today, NBS is comprised of over 350 independent retail members representing over 1,200 store fronts across the United States, Canada and Puerto Rico. NBS offers independent retailers a diverse portfolio of buying opportunities in all categories of outdoor sports and general sporting goods. NBS hosts six different buying Markets annually that differ from industry trade shows because they are actual order writing and buying markets only open to member retail store owners, their buyers and approved vendors.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our ability to efficiently incorporate acquisitions into our operations, our ability to introduce new products, our ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to meet or exceed financial and reporting estimates, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE : American Rebel Holdings, Inc.

Company Contact:

info@americanrebel.com

Investor Relations:

John McNamara
TraDigital IR
917-658-2605
john@tradigitalir.com